Exhibit (l)(1)

PURCHASE AGREEMENT

BlackRock Variable Series Funds II, Inc. (the “Company”), a Maryland corporation, on behalf of its series BlackRock High Yield V.I. Fund, BlackRock Total Return V.I. Fund and BlackRock U.S. Government Bond V.I. Fund (each, a “Fund”), and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1. The Company hereby offers BFM and BFM hereby purchases one share of the Class I Share Class of each Fund, one share of the Class II Share Class of each Fund and one share of the Class III Share Class of each Fund (the “Shares”) for $10 per Share. The Company hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2. BFM represents and warrants to the Company that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

- Signature page follows -

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 12th day of July, 2018.

BlackRock Variable Series Funds II, Inc., on behalf of BlackRock High Yield V.I. Fund, BlackRock Total Return V.I. Fund and BlackRock U.S. Government Bond V.I. Fund

By:	/s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Benjamin Archibald
Name: Benjamin Archibald
Title: Managing Director